Exhibit 99.1

ARIAD Presents Preclinical Deforolimus Data at American Association for Cancer Research Meeting in Support of Clinical Initiatives

SAN DIEGO & CAMBRIDGE, Mass.--(BUSINESS WIRE)--ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today announced the results of preclinical studies supporting the clinical evaluation of its investigational mTOR inhibitor, deforolimus, in combination with various anti-cancer agents that are used to treat sarcomas and endometrial cancer, as well as other cancers. These findings, which are being presented at the annual meeting of American Association for Cancer Research (AACR), provide further evidence of mTOR as a validated cancer target with broad potential clinical applicability.

“These studies demonstrate the potential utility of deforolimus in these indications, highlighting combinations that would enable deforolimus to be studied at different stages of cancer and in different treatment regimens,” said Timothy P. Clackson, Ph.D., senior vice president and chief scientific officer of ARIAD. “Our Phase 3 SUCCEED trial is actively enrolling sarcoma patients, and a randomized Phase 2 trial of deforolimus in patients with endometrial cancer is planned for this year.”

Key findings from the studies being presented at AACR include:

Combination therapy. In vitro studies demonstrated the additive or synergistic activity of deforolimus in combination with chemotherapeutic regimens currently used in the treatment of sarcomas and endometrial cancer. In sarcoma cell lines tested, synergistic effects on tumor cell growth and proliferation were demonstrated with the combination of deforolimus and doxorubicin. In endometrial cell lines tested, additive activity was observed when deforolimus was combined with doxorubicin, carboplatin or paclitaxel or the combination of these agents. These data may form the basis for further clinical trials.

Single-agent activity and biomarkers. In vitro and in vivo studies of deforolimus as a single agent underscore its promise as a treatment option for sarcoma and endometrial cancer and also suggest potential molecular markers of drug responsiveness. Analyses of the expression level or activation state of multiple signaling proteins in the PI3K/AKT/mTOR, cell cycle and other pathways demonstrated a correlation between inhibition or activation of certain proteins and sensitivity to deforolimus. For example, expression of G1 cell cycle markers, especially p21, mirrors deforolimus sensitivity in both endometrial and sarcoma cell lines.

Ongoing collaborative studies involving ARIAD and Merck scientists are exploring clinically relevant biomarkers that may help identify particular patients with various cancers who are most likely to benefit from treatment with deforolimus.

Pierre Dodion, M.D., senior vice president of oncology of ARIAD added, “We are pursuing multiple indications and investigating various combinations for deforolimus under our development program with Merck. Our clinical development strategy is driven by mechanism and biology, and the data presented at AACR support the scientific rationale for this plan. Our program involves both single-agent and combination trials of deforolimus in multiple tumor types, including sarcomas and endometrial cancer, as well as prostate, breast and non-small cell lung cancers.”

About Deforolimus

ARIAD's lead product candidate, deforolimus, is a novel rapamycin analog that specifically and potently inhibits mTOR, a downstream activator of the PI3K/Akt and nutrient sensing pathways. The mTOR protein acts as a "master switch" in cancer cells. Blocking mTOR creates a starvation-like effect in cancer cells by interfering with cell growth, division, metabolism, and angiogenesis. Multiple Phase 1 and 2 clinical trials of deforolimus in solid tumors and hematologic cancers have completed patient enrollment. The global Phase 3 SUCCEED trial of oral deforolimus in metastatic soft-tissue and bone sarcomas is based on a Special Protocol Assessment agreed upon by the U.S. Food and Drug Administration. ARIAD has a global partnership with Merck & Co., Inc. to develop and commercialize deforolimus, an investigational mTOR inhibitor, in patients with cancer.

About the SUCCEED Trial

The SUCCEED (Sarcoma Multi-Center Clinical Evaluation of the Efficacy of Deforolimus) trial is a global, randomized, double-blind, placebo-controlled Phase 3 study of oral deforolimus in patients with metastatic sarcoma who have achieved a favorable response to chemotherapy. The SUCCEED trial is now enrolling patients. For more information about the SUCCEED trial, patients and physicians should visit the trial website at http://www.succeedtrial.com or contact the U.S. toll-free number 1-877-621-2302, or the international number 1-617-621-2302, or e-mail clinicaltrials@ariad.com. Additional information can also be found at http://www.clinicaltrials.gov.

About ARIAD

ARIAD is engaged in the discovery and development of breakthrough medicines to treat cancer by regulating cell signaling with small molecules. ARIAD is developing a comprehensive approach to patients with cancer that addresses the greatest medical need - aggressive and advanced-stage cancers for which current treatments are inadequate. ARIAD has a global partnership with Merck & Co., Inc. to develop and commercialize deforolimus, ARIAD's lead cancer product candidate, which is in Phase 3 clinical development. ARIAD's second oncology product candidate, oral AP24534, is a novel multi-targeted kinase inhibitor in Phase 1 clinical development in hematological cancers. ARIAD has an exclusive license to pioneering technology and patents related to certain NF-κB treatment methods, and the discovery and development of drugs to regulate NF-κB cell-signaling activity, which may be useful in treating certain diseases. Additional information about ARIAD can be found on the web at http://www.ariad.com.

This press release contains "forward-looking statements," including statements related to development plans and the anticipated timing of various clinical trials of our lead product candidate, deforolimus. Forward-looking statements are based on management's expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, the costs associated with our research, development, manufacturing and other activities, the conduct and results of pre-clinical and clinical studies of our product candidates, difficulties or delays in obtaining regulatory approvals to market products resulting from our development efforts, our reliance on our strategic partners and licensees and other key parties for the successful development, manufacturing and commercialization of products, the adequacy of our capital resources and the availability of additional funding, patent protection and third-party intellectual property claims relating to our and any partner's product candidates, the timing, scope, cost and outcome of legal and patent office proceedings concerning our NF-κB patent portfolio, the potential acquisition of or other strategic transaction regarding the minority stockholders' interests in our 80%-owned subsidiary, ARIAD Gene Therapeutics, Inc., future capital needs, risks related to key employees, markets, economic conditions, prices, reimbursement rates and competition, and other factors detailed in the Company's public filings with the U.S. Securities and Exchange Commission. The information contained in this press release is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

CONTACT:
ARIAD Pharmaceuticals, Inc.
Edward M. Fitzgerald, 617-621-2345
or
Sheryl Seapy, 949-608-0841